EXHIBIT 18

May 12, 2016

Board of Directors
Regal Beloit Corporation
200 State Street
Beloit, WI 53511

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended April 2, 2016, of the facts relating to the Company changing its methods of accounting for (a) the U.S. inventory of the recently acquired Power Transmission Solutions business from the First-in, First-out (FIFO) method to the Last-in, First-out (LIFO) method, and (b) its method of calculating inventories using the LIFO method by reducing the number of inventory pools from ten to three. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting changes described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Regal Beloit Corporation and its consolidated subsidiaries as of any date or for any period subsequent to January 2, 2016. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Regal Beloit Corporation and its consolidated subsidiaries as of any date or for any period subsequent to January 2, 2016.

Yours truly,

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin